PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 11, 2003)         REGISTRATION NO.  333-43142


                             [WIRELESS HOLDRS LOGO]


                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                                            Share         Primary
                       Name of Company                       Ticker        Amounts    Trading Market
         ---------------------------------------------       ------        -------    --------------
         Aether Systems, Inc.                                 AETH           1            NASDAQ
         AT&T Wireless Services                               AWE           40             NYSE
         Crown Castle International Corp.                     CCI            4             NYSE
         Deutsche Telekom AG *                                 DT         18.4809          NYSE
         LM Ericsson Telephone Company *                     ERICY          7.4           NASDAQ
         Motorola, Inc.                                       MOT           41             NYSE
         Nextel Communications, Inc.                          NXTL          16            NASDAQ
         Nextel Partners, Inc.                                NXTP           4            NASDAQ
         Nokia Corp. *                                        NOK           23             NYSE
         Qualcomm Incorporated                                QCOM          13            NASDAQ
         Research In Motion Limited                           RIMM           2            NASDAQ
         RIF Micro Devices, Inc.                              RFMD           4            NASDAQ
         SK Telecom Co., Ltd. *                               SKM           17             NYSE
         Sprint Corporation--PCS Group **                     PCS           21             NYSE
         SR Telecom Inc.                                      SRXA        0.1047          NASDAQ
         Telesp Celular Participacoes S.A. *                  TCP            3             NYSE
         United States Cellular Corporation                   USM            1             AMEX
         Verizon Communications                                VZ           17             NYSE
         Vodafone Group p.l.c. *                              VOD           21             NYSE
         Western Wireless Corporation                         WWCA           2            NASDAQ

         -------------------------------
         * The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

         ** The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2003.